Exhibit 99

Media Contacts: ABA – John Hall jhall@aba.com, 202-663-5473 Farmer Mac – Christopher Bohanon chris_bohanon@farmermac.com, 202-872-7700	FOR IMMEDIATE RELEASE February 8, 2011

ABA SUBSIDIARY RENEWS ALLIANCE WITH FARMER MAC

WASHINGTON — Business Solutions, a subsidiary of the American Bankers Association, has renewed its agreement with the Federal Agricultural Mortgage Corp. (Farmer Mac, NYSE: AGM and AGM.A) to provide ABA member banks with an outlet for the sales of real estate farm loans.
ABA’s agreement with Farmer Mac, dating back to 2005, enables ABA banks to manage the interest rate, credit, liquidity, and capital risk of offering long-term, fixed-rate loan products to their farm and ranch customers. The agreement also gives banks exclusive access to special pricing for selected Farmer Mac products and a streamlined approval process for becoming a Farmer Mac seller.
“We’re very pleased to renew our agreement with Farmer Mac,” said Bill Kroll, president of Business Solutions. “Our alliance with Farmer Mac not only provides our member banks with preferred rates on long-term, fixed-rate ranch and farm loans, it also enables banks to shift the credit and interest rate risk away from the banks, as well as providing them with increased lending capacity and greater liquidity.”
“The alliance has provided us an excellent platform to demonstrate the benefits of our product offerings to bankers across the country,” said Tom Stenson, executive vice president and chief operating officer of Farmer Mac.  “Bankers appreciate having tools to help their farm and ranch customers manage risk.  Locking in a rate for an extended period, like our popular 15-year fixed rate option, protects those customers in a rising rate environment and provides them the stability they need to protect margins.  It doesn’t take long for farmers to figure out which lenders are doing all they can to offer them the right tools.  The banks that do will benefit over the long run from the loyalty of grateful customers.”
           The American Bankers Association represents banks of all sizes and charters and is the voice for the nation’s $13 trillion banking industry and its two million employees. The majority of ABA’s members are banks with less than $165 million in assets. Learn more at aba.com.

Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans and rural utilities loans and to facilitate capital markets funding for USDA-guaranteed farm program and rural development loans. Learn more at www.farmermac.com.

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